Exhibit 99.1

SHAREHOLDER UPDATE: CREATIVE MEDICAL TECHNOLOGY HOLDINGS, INC.

Phoenix, AZ 2-12-19, (OTCQB-CELZ) Creative Medical Technology Holdings, Inc. announced today an update of it’s activities:

This update addresses the goals set for Q1 2019 with regard to the ongoing commercialization of the CaverStemTM and FemCelzTM components of our company..

We are reaching those goals.

We are continuing to cash flow from sales and deposits and we expect revenues to increase each quarter.

CaverStemTM domestic activities: In 2019, using our Generation 2 bone marrow aspiration system, we have already trained 2 physicians and are training 3 additional physicians in March and April. As additional physicians become involved we will schedule training and marketing campaigns.

To elaborate on our process, once a doctor has been vetted and approved, the company begins a marketing campaign in the physicians city and surrounding areas for patients interested in the procedure. Once 5 patients are scheduled on a specific day that coincides with the physicians schedule and that of our CaverStemTM trainer and Marketing Director the training date is scheduled.

For the benefit of the physician and in building the CaverStemTM brand our Marketing Director shoots video interviews and takes photographs on location. He also discusses with the physicians their marketing strategy and goals. This gives the company an insight into the physicians practice and marketing needs in his community and marketing/comarketing opportunities.

The company produces the videos and photographs, patient brochures, in office banners, inclusion on CaverStem.com, all social media platforms and company marketing campaigns on behalf of the physician. The company begins the brand building of CaverStemTM via Google Adwords. Banner advertising and social media in the physicians city and surrounding areas. Banner ads have been designed to increase our web presence as previously disclosed.

We are currently scripting a 30 second and 60 second television commercial that will be edited with each physicians information. The advertisements are intended to air regionally on networks such as MSNBC, CNN, Fox News, ESPN, The Golf Channel and The History Channel. These networks have the ideal demographics for potential CaverStemTM patients.

Physician Marketing Campaigns: We have begun the physician marketing campaign and have sent out the first mailers in Januray We have received numerous email inquiries and we are reaching out and scheduling interviews. This process involves an in depth series of emails and calls with questions and answers from the physician and the Company. Once both sides agree a contract is signed.

We intend to duplicate this mailer to an additional 2500 physicians every 30 days or as appropriate.

CaverStemTM International: Our progress in Russia continues. As was announced on our social media sites Dr. Gabrielle Antonini will treat the first 5 patients in Rome on February 16th. We wish to again welcome Dr. Antonini and we look forward to a successful relationship.

CaverStemTM clinical trial: We understand the eagerness to receive published data. We are currently working on our paper for publication as soon as possible.

FemCelzTM; we’ve made great progress in the last 30 days. The procedure protocol has been completed and submitted to 4 of the existing CaverStemTM physicians that also practice female sexual function medicine. We are developing content for the FemCelz.com website and FaceBook page to launch very soon. FemCelz is commercializing.

A paper on the FDA approved Generation 2 bone marrow harvest technology was published in The Journal of Translational Medicine in January 2019 coauthored by Dr. Amit Patel and Dr. Thomas Ichim. We encourage our shareholders to read this publication so that you may better understand the benefit of this technology.

https://translational-medicine.biomedcentral.com/articles/10.1186/s12967-018-1750-x

The acquisition of the Virility Centers of America brand from affiliate company Creative Medical Health, Inc. will be completed by the end of this quarter. The company will then begin to offer this to new and existing physicians.

The company will from time to time post announcements via social media. This includes FaceBook pages CaverStem, CaverStem International, Urology Updates, Fem Celz and Creative Medical Technologies. Other social media sites will include You Tube, Instagram and Twitter.

We continue to work on all aspects of the company and updates will be provided as milestones are met

About Creative Medical Technology Holdings

Creative Medical Technology Holdings, Inc. is a commercial stage biotechnology company currently trading on the OTCQB under the ticker symbol CELZ. For further information about the company go to www.creativemedicaltechnology.com. For more information on our CaverstemTM procedure please go to www.caverstem.com.

Forward-Looking Statements

OTC Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming clinical trials and laboratory results, marketing efforts, funding, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements. See the periodic and other reports filed by Creative Medical Technology Holdings, Inc. with the Securities and Exchange Commission and available on the Commission's website at www.sec.gov.

Contact:

Timothy Warbington

Chief Executive Officer

Tel: (480) 789-9939

Creativemedicaltechnology.com